Exhibit 99.1

News Release

For Immediate Release:

March 17, 2008

International Barrier Technology Reports Overall Sales Revenue Growth of 52% Year-to-Year for the month of February.

Manufacturer of proprietary fire resistant building materials company realized highest monthly sales volumes since June 2007.

Watkins, MN; Vancouver, BC March 17, 2008 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report double digit growth in overall sales revenue and sales volume for the month of February 2008.  Overall sales revenue increased 52% to $464,020 from the $304,581 in February of 2007.  Revenues attributed to all product types increased.  In February 2008, Multifamily Residential Roof Deck revenues increased 115% to $62,725; Commercial Modular revenues increased 46% to $182,920; and revenue from the Structural Insulated Panel market increased 100% (vs. the $29,245; $125,506, and $0 generated from these respective markets in 2/2007).  Sales revenues year to date are $3,112,179, as compared to $4,281,695 year to date in 2007.

Shipments of Blazeguard products into the building industry for the month totalled 717,300 sq. ft.  (This is a 60% increase over the 447,600 sq. ft. shipped overall in February 2007.)  Of the total, 554,300 sq. ft. was shipped into the Commercial Modular Market (an increase of 46% over the 380,300 sq. ft. in 2/2007), 142,800 sq. ft. went into the Multi-family Residential Roof Deck Market (112% increase over 67,300 sq. ft. in 2/2007), and 20,200 sq. ft. shipped into the Structural Insulated Panel Market.  Year to date sales are 4,673,900 sq. ft., in comparison to 5,933,900 sq. ft. during the same period last year.

“Barrier is encouraged by the increase in sales for February,” states Michael Huddy, Barrier’s President & CEO.  “While a single month does not represent a trend, we feel that business is improving in some of the markets and regions we serve.  Blazeguard specified and sold into the Ft. Sill military project bodes well for future commercial modular sales and the addition of two independent sales representatives in the south part of Texas should help jump start sales there in the multi-family residential sector.  We are cautiously optimistic for continued improvement in shipments during 2008.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

signed

_______________________

Michael D. Huddy

President, Director

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.